EXHIBIT 23.01

BARBIER FRINAULT & AUTRES ERNST & YOUNG Commissaire aux Comptes Membres de la Compagnie de Versailles 41, rue Ybry 92576 Neuilly-sur-Seine Cedex	DELOITTE TOUCHE TOHMATSU-AUDIT Commissaire aux Comptes Membres de la Compagnie de Versailles 185, avenue Charles de Gaulle BP 136 92203 Neuilly-sur-Seine Cedex

Independent Auditors’ Consent

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, for 380,000 ordinary shares, (nominal value Euro 2 per share) pertaining to the SUEZ 2003 ANNUAL STOCK OPTION GRANT, of our report dated June 25, 2003, included in Suez’s Annual Report on Form 20-F for the year ended December 31, 2002 File No. 1-15232, filed on June 26, 2003.

Neuilly-sur-Seine, April 26, 2004

/s/ Christian Chochon BARBIER FRINAULT & AUTRES ERNST & YOUNG Christian Chochon	/s/ Jean-Paul Picard DELOITTE TOUCHE TOHMATSU-AUDIT Jean-Paul Picard

Exh. 23.01-1